No. 1

US $ 7,000/00 September 25, 2014

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Ecology Coatings, Inc. (“Maker”), hereby promises to pay to the order of Seene, LLC, a California limited liability comapny (the “Holder”), the principal amount of Seven Thousand and 00/100 Dollars ($7,000/00) (the “Principal Amount”), together with interest thereon as provided below.

1.                  Interest. The Note shall bear no interest.

2.                  Application of Payments. All payments by the Maker under this Note shall first be credited against costs and expenses provided for hereunder, second to the payment of any penalties, and the remainder shall be credited against the Principal Amount. All payments due hereunder shall be payable in legal tender of the United States of America, and in same day funds delivered to the Holder by cashier's check, certified check, or any other means of guaranteed funds to the mailing address provided below, or at such other place as the Holder or any successor holder hereof shall designate in writing for such purpose from time to time. If a payment hereunder otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and Interest, if any, shall be payable thereon during such extension.

3.                  Maturity Date. All outstanding principal and interest shall be payable on September 25, 2014 (the “Maturity Date”), or as sooner provided herein, to the Holder, his heirs, successors or assigns.

4.                  Non Recourse. The full amount of this Note is secured by a pledge of Maker’s entire interest in those assets acquired under the Asset Purchase Agreement by and among Maker and Holder dated September 25, 2014 (the Acquired Assets). The Holder’s recovery against the undersigned for failure to pay any amount owing hereunder when due shall be limited solely to the Maker’s interest in the aforementioned Acquired Assets. The Maker shall not be liable or have any personal liability in any other respect for the payment of any amount due under this Note.

5.                  Exemption from Restrictions. It is the intent of the Maker and the Holder in the execution of this Note that the indebtedness hereunder be exempt from the restrictions of the usury laws of any applicable jurisdiction. The Maker and the Holder agree that none of the terms and provisions contained herein shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of any applicable jurisdiction. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of any applicable jurisdiction, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of such holder, be credited to the payment of this Principal Amount due hereunder or returned to the Maker.

6.                  Indemnification. Maker shall, at Maker's expense, protect, defend, indemnify, save and hold Holder harmless against any and all claims, demands, losses, expenses, damages, causes of action (whether legal or equitable in nature) asserted by any person or entity arising out of, caused by or relating to this Note, including without limitation the construction of the Note and the use or application of the proceeds of this Note, and Maker shall pay Holder upon demand all claims, judgments, damages, losses and expenses (including court costs and reasonable attorneys' fees and expenses) incurred by Holder as a result of any legal or other action arising out of this Note as aforesaid.

7.                  Notice of Default; Waivers. So long as any amount under this Note shall remain unpaid, the Holder will endeavor to, unless the Maker otherwise consents in writing, promptly give written notice to the Maker in reasonable detail of the occurrence of any Event of Default, but the failure to do so shall not result in any limitation on the liability of the Maker under this Note or result in any liability of Holder. Notwithstanding the foregoing, Maker hereby irrevocably waives demand, presentment, notice of dishonor or nonpayment, protest and notice of protest, and diligence in collecting, and consent to substitution, release, or extensions, of time for payment, renewals of this Note and acceptance of partial payments, whether before, at, or after maturity, all or any of which may be made without notice and without affecting Maker's liability to Holder under this Note.

8.                  Events of Default. Any of the following events shall constitute an "Event of Default" hereunder:

a.                   Any failure to pay the Principal Amount of, Interest on or other charges in respect of this Note when due and payable hereunder.

b.                  The Maker or any subsidiary of the Maker shall commence, or there shall be commenced against the Maker or any subsidiary of the Maker under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker or any subsidiary of the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any subsidiary of the Maker or there is commenced against the Maker or any subsidiary of the Maker any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of more than sixty (60) days; or the Maker or any subsidiary of the Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or any subsidiary of the Maker suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of more than sixty (60) days; or the Maker or any subsidiary of the Maker makes a general assignment for the benefit of creditors; or the Maker or any subsidiary of the Maker shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Maker or any subsidiary of the Maker shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Maker or any subsidiary of the Maker shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or any subsidiary of the Maker for the purpose of effecting any of the foregoing;

c.                   The Maker or its subsidiaries shall fail to observe or perform any other covenant, agreement or warranty herein, or otherwise breaches or defaults upon any provision of this Note or any other agreement with Holder, including, without limitation, the Security Agreement or Guaranty.

9.                  No Waiver. Failure of the Holder or any holder hereof to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, or in the event of continuance of any existing Event of Default after demand or performance thereof. Nothing herein shall limit the Holder's right to pursue actual damages or declare an Event of Default for Maker’s failure to deliver certificates representing Shares within the periods specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages hereunder or under applicable law.

10.              Pursuit of any Remedy. The Holder or holder hereof may pursue any remedy under this Note without notice or presentment. The Holder or any holder hereof has the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Holder or any such holder hereof under this Note.

11.              Amendments. No amendment or waiver of any provision of this Note, nor consent to any departure by the Maker herefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.              Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, to the Maker or the Holder, as applicable, at their respective addresses specified on the signature page hereof, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied with receipt confirmed, respectively.

13.              No Waiver; Remedies. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All rights, powers and remedies of the Holder in connection with this Note are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

14.              Severability; Headings. If any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provisions of this Note and the remaining provisions of this Note shall remain in full force and effect. Article and paragraph headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or be given any substantive effect.

15.              Binding Effect; Transfer. This Note shall be binding upon and inure to the benefit of the Holder and their respective successors and assigns. The Holder may assign or otherwise transfer, or grant participations in, this Note or all or any portion of its rights hereunder or its interest herein to any person or entity, without the prior written consent of the Maker. The Maker may not assign or otherwise transfer its rights or obligations hereunder or any interest herein without the prior written consent of the Holder. Any attempted assignment by the Maker in contravention of this paragraph shall be null and void and of no force or effect.

16.              Governing Law, Venue, Waiver of Jury Trial. This Note shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of California without regard to conflicts of laws principles. The venue of any legal proceeding taken in connection with this Note will be Houston, Texas. THE MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S ACCEPTANCE OF THIS NOTE.

17.              Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or event which with notice or lapse of time or both would become an Event of Default if such action is taken or condition exists.

18.              Replacement Note. If this Note is mutilated, lost, stolen or destroyed, the Maker shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed upon receipt of an affidavit of Holder evidencing such loss, theft or destruction, and of the ownership hereof.

19.              Interpretation. The Holder and the Maker hereby waive the benefit of any statute or rule of law or judicial decision which would otherwise require that the provisions of this Note be construed or interpreted more strongly against the party responsible for the drafting thereof.

IN WITNESS WHEREOF, this Note has been issued as of date first written above.

MAKER:

Ecology Coatings, Inc.

/s/ Shulamit Lazar

_________ ________________

By: Shulamit Lazar

Its: Chief Executive Officer

Mailing Address of Maker:

MeTu Brands, Inc.

c/o Megan Ruettiger

info@metuboutique.com